UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 18, 2013 (September 13, 2013)

Allegheny Technologies Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-12001	25-1792394
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Six PPG Place, Pittsburgh, Pennsylvania	15222-5479
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (412) 394-2800

N/A

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 13, 2013, TDY Industries, LLC (“TDY”), Cuttech Limited (“Cuttech”) and ATI Holdings SAS (“ATI Holdings” and together with TDY and Cuttech, the “Sellers”), each a wholly owned subsidiary of Allegheny Technologies Incorporated (the “Company”), entered into a Purchase Agreement (the “Agreement”) with Kennametal Inc. (the “Buyer”), pursuant to which the Buyer agreed to purchase the assets of TDY used or held for use in connection with the Company’s tungsten materials business and the capital stock of certain indirect subsidiaries of the Company which are engaged in the Company’s tungsten materials business. Upon consummation of the transactions contemplated by the Agreement, the Buyer would pay an aggregate purchase price of $605 million, subject to customary adjustments as set forth in the Agreement.

The parties to the Agreement have made customary representations, warranties and covenants in the Agreement, including, among others, a covenant, subject to certain limitations, to use their reasonable best efforts to take all actions necessary to obtain all governmental and regulatory approvals. In addition, the Sellers have covenanted (i) to conduct the Company’s tungsten materials business in the ordinary course consistent with past practice in all material respects during the interim period between the execution of the Agreement and the consummation of the transactions contemplated by the Agreement and (ii) not to engage in certain kinds of transactions or take certain actions during such interim period. The Agreement also contains certain termination rights for the Sellers and the Buyer.

Consummation of the transactions contemplated by the Agreement is subject to customary conditions, including, among others, (i) the expiration or termination of the applicable Hart-Scott-Rodino Act waiting period; (ii) the absence of any law or order prohibiting such transactions; and (iii) subject to certain exceptions, the accuracy of representations and warranties set forth in the Agreement and material compliance with covenants set forth in the Agreement.

The foregoing is a summary of the material terms and conditions of the Agreement and is not a complete discussion. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Agreement has been summarized and filed as an exhibit to this Current Report on Form 8-K in order to provide information regarding its terms. It is not intended to provide any other factual information about the Company or the Sellers. The representations, warranties and covenants contained in the Agreement (i) were made solely for purposes of the Agreement and as of specific dates; (ii) were solely for the benefit of the parties to the Agreement; (iii) may be subject to qualifications and limitations agreed upon by the parties to the Agreement, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Agreement instead of establishing these matters as facts; and (iv) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders of the Company. The security holders of the Company are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the Sellers or their respective subsidiaries. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

On September 16, 2013, the Company issued a press release announcing the execution of the Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 2.1	Purchase Agreement, dated as of September 13, 2013, by and among TDY Industries, LLC, Kennametal Inc., Cuttech Limited and ATI Holdings SAS.

Exhibit 99.1	Press release dated September 16, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGHENY TECHNOLOGIES INCORPORATED

By:	/s/ Elliot S. Davis
Elliot S. Davis
Senior Vice President, General Counsel,
Chief Compliance Officer and Corporate Secretary

Dated: September 18, 2013